SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 8-A/A

                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934

                                RAYTHEON COMPANY
             (Exact name of registrant as specified in its charter)

            Delaware                                    95-1778500
   (State of incorporation or                (I.R.S. employer identification
         organization)                                   number)

       141 Spring Street                                  02421
    Lexington, Massachusetts                            (Zip Code)
(Address of principal executive
            offices)

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |X|

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. |_|

Securities  Act  registration  statement file number to which this form relates:
333-85648

Securities to be registered pursuant to Section 12(b) of the Act:

      Title of each class                     Name of each exchange on which
      to be so registered                     each class is to be registered
      -------------------                     ------------------------------
 Series B Junior Participating                   New York Stock Exchange
Preferred Stock purchase rights                   Chicago Stock Exchange
                                                     Pacific Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of Class)

                                EXPLANATORY NOTE

         The undersigned registrant, Raytheon Company ("Raytheon", "we" or "us"), hereby amends its Registration Statement on Form 8-A, filed with the Securities and Exchange Commission (the "Commission") on December 11, 1997, as amended by the registrant's Registration Statement on Form 8-A/A, filed with the Commission on December 17, 1997, to reflect that American Stock Transfer & Trust Company has become the Rights Agent and that rights issued pursuant to our Rights Agreement, as amended, shall entitle holders to purchase our Series B Junior Participating Preferred Stock (the "Series B Preferred Stock"), rather than our Series A Junior Participating Preferred Stock.

ITEM 1.  Description of Registrant's Securities to be Registered.

         We are party to a Rights Agreement, dated as of December 15, 1997, as amended (the "Rights Agreement"), with American Stock Transfer & Trust Company, as Rights Agent. Each share of our common stock, $0.01 par value per share ("Common Stock"), is issued together with one right (the "Rights") under the Rights Agreement. The following description of the Rights and the Rights Agreement is a summary, does not purport to be complete and is qualified in its entirety by reference to, the Rights Agreement, a copy of which is filed with the SEC as an exhibit to this Registration Statement.

         The Rights are designed to protect our interests and the interests of our stockholders against coercive takeover tactics. The purpose of the Rights is to encourage potential acquirors to negotiate with our Board of Directors before attempting a takeover and to provide our Board of Directors with leverage in negotiating the terms of any proposed takeover on behalf of all stockholders. The Rights may have anti-takeover effects. The Rights should not, however, interfere with any merger or other business combination that our Board of Directors approves.

         Exercise; Exercise Price. Each Right entitles the registered holder to purchase from us one one-hundredth of a share of Series B Junior Participating Preferred Stock (the "Series B Preferred Stock") at a price per one one-hundredth of a share of $250.00 (the "Exercise Price"), subject to adjustment. The terms of the Rights are set forth in the Rights Agreement.

         The Rights are not exercisable until the Rights Effective Date (as defined below) and expire on the December 15, 2007 (the "Rights Expiration Date"), unless we extend this date or we redeem the Rights earlier, in each case, as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Raytheon, including, without limitation, the right to vote or to receive dividends. The "Rights Effective Date" is a date which is the earlier to occur of

o 10 days after a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of our Common Stock or the aggregate voting power in the election of directors (each, a "Triggering Holding") or

o 10 business days (or a later date determined by our Board of Directors prior to any person or group becoming an Acquiring Person) after the commencement of, or announcement of an intention to make, a tender offer or exchange offer that would result in the beneficial ownership by a person or group of a Triggering Holding.

         The Exercise Price payable, and the number of shares of Series B Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution under the following circumstances:

o in the event of a stock dividend on, or a subdivision, combination or reclassification of, shares of Series B Preferred Stock;

o upon the grant to holders of shares of Series B Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Series B Preferred Stock at a price, or securities convertible into shares of Series B Preferred Stock with a conversion price, less than the then-current market price of the shares of Series B Preferred Stock; or

o upon the distribution to holders of shares of Series B Preferred Stock of evidences of indebtedness or assets (other than certain dividend payments) or of subscription rights or warrants (other than those referred to above).

The number of outstanding Rights and the number of one one-hundredths of a share of Series B Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of our Common Stock or a stock dividend on our Common Stock payable in our Common Stock or subdivisions, consolidations or combinations of our Common Stock occurring, in any such case, prior to the Rights Effective Date.

         Certificates Evidencing the Rights. The Rights are currently evidenced by the certificates representing shares of our Common Stock. The Rights Agreement provides that, until the Rights Effective Date (or earlier redemption or expiration of the Rights):

o        the Rights will be transferred  with and only with the shares of Common
         Stock;

o certificates representing shares of Common Stock will contain a notation incorporating the terms of the Rights by reference; and

o the surrender for transfer of any certificates representing shares of Common Stock will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificate.

As soon as practicable following the Rights Effective Date, separate certificates evidencing the Rights will be mailed to holders of record of the shares of Common Stock as of the close of business on the Rights Effective Date. The certificates alone will then evidence the Rights.

         Flip-in Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which rights become void upon acquisition of a Triggering Holding), will thereafter have the right to receive, upon exercise thereof at the then-current Exercise Price, that number of shares of Common Stock having a market value of two times the Exercise Price of the Right (such right being referred to as a "Flip-in Right"). Thus, if our Common Stock at the time the Flip-in Right became exercisable were trading at $50 per share and the Exercise Price at such time were $250, each Right would thereafter be exercisable at $250 for ten shares of Common Stock.

         Flip-over Right. In the event that, at any time on or after the date that any person has become an Acquiring Person, Raytheon is acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current Exercise Price, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the Exercise Price of the Right (such right being referred to as a "Flip-over Right"). Thus, if the acquiring company's common stock at the time of such transaction were trading at $50 per share and the Exercise Price of the Rights at such time were $250, each Right would thereafter be exercisable at $250 for ten shares (i.e., the number of shares that could be purchased for $500, or two times the exercise price of the rights) of the acquiring company's common stock.

         Exchange. At any time after any person or group of affiliated or associated persons becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of our Common Stock, our Board of Directors may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth of a share of Series B Preferred Stock, per Right (subject to adjustment).

         Redemption. At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of a Triggering Holding of Common Stock our Board of Directors may redeem the Rights in whole, but not in part, at a price of $0.01 per Right. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as our Board of Directors, in its sole discretion, may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holder of a Right will be to receive the redemption price.

         Series B Preferred Stock. Shares of Series B Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series B Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend equal to 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Series B Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, but will be entitled to an aggregate payment equal to 100 times the payment made per share of Common Stock. Each share of Series B Preferred Stock will have 100 votes, and will vote on all matters together with our Common Stock. Finally, in the event of any merger, consolidation or other transaction in which our Common Stock is exchanged, each share of Series B Preferred Stock will be entitled to receive an amount equal to 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

         Adjustments; Fractional Shares; Amendment. With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments require an adjustment of at least 1% in such Exercise Price. We may, but shall not be required to issue fractional shares of Series B Preferred Stock (other than fractions which are integral multiples of one one-hundredth of a share of Series B Preferred Stock, which may, at the election of our Board of Directors, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the shares of Series B Preferred Stock on the last trading day prior to the date of exercise.

         The terms of the Rights may be amended by the our Board of Directors without the consent of the holders of the Rights, including an amendment to lower (i) the threshold at which a person becomes an Acquiring Person and (ii) the percentage of Common Stock proposed to be acquired in a tender or exchange offer that would cause the Rights Effective Date to occur, to not less than the greater of (a) the sum of .001% and the largest percentage of the outstanding Common Stock then known to us to be beneficially owned by any person or group of affiliated or associated persons and (b) 10%, except that, from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights.

ITEM 2.  Exhibits.

   Exhibit
      No.                               Description
      ---                               -----------

      1. Raytheon Company Restated Certificate of Incorporation, restated as of April 2, 2002, filed as an exhibit to Raytheon Company's Registration Statement on Form S-3, File No. 333-85648, is hereby incorporated by reference.

      2. Raytheon Company Amended and Restated By-Laws, as amended through December 19, 2001, filed as an exhibit to Raytheon Company's Registration Statement on Form S-3, File No. 333-85648, is hereby incorporated by reference.

      3. Raytheon Company Certificate of Designation of Preferences and Rights of Series B Junior Participating Preferred Stock, filed as an exhibit to Raytheon Company's Registration Statement on Form S-3, File No. 333-85648, is hereby incorporated by reference.

      4. Rights Agreement dated as of December 15, 1997, between Raytheon Company and State Street Bank and Trust Company, as Rights Agent, filed as an exhibit to Raytheon Company's Registration Statement on Form 8-A, File No. 1-13699, is hereby incorporated by reference.

      5. Amendment to Rights Agreement dated as of May 15, 2001 between Raytheon Company and State Street Bank and Trust Company, as Rights Agent, filed as an exhibit to Raytheon Company's Annual Report on Form 10-K for the year ended December 31, 2001, is hereby incorporated by reference.

      6. Agreement of Substitution and Amendment of Rights Agreement dated as of March 5, 2002 between Raytheon Company and American Stock Transfer & Trust Company, as Rights Agent, filed as an exhibit to Raytheon Company's Annual Report on Form 10-K for the year ended December 31, 2001, is hereby incorporated by reference.

      7. Third Amendment to Rights Agreement dated as of April 5, 2002 between Raytheon Company and American Stock Transfer & Trust Company, as Rights Agent, filed as an exhibit to Raytheon Company's Registration Statement on Form S-3, File No. 333-85648, is hereby incorporated by reference.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this amendment to Form 8-A Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                         RAYTHEON COMPANY


                                         /s/ John W. Kapples
                                         Name:  John W. Kapples
                                         Title:   Vice President and Secretary
Dated:  April 5, 2002

                                  EXHIBIT INDEX
   Exhibit
      No.                               Description
      ---                               -----------

      1. Raytheon Company Restated Certificate of Incorporation, restated as of April 2, 2002, filed as an exhibit to Raytheon Company's Registration Statement on Form S-3, File No. 333-85648, is hereby incorporated by reference.

      2. Raytheon Company Amended and Restated By-Laws, as amended through December 19, 2001, filed as an exhibit to Raytheon Company's Registration Statement on Form S-3, File No. 333-85648, is hereby incorporated by reference.

      3. Raytheon Company Certificate of Designation of Preferences and Rights of Series B Junior Participating Preferred Stock, filed as an exhibit to Raytheon Company's Registration Statement on Form S-3, File No. 333-85648, is hereby incorporated by reference.

      4. Rights Agreement dated as of December 15, 1997, between Raytheon Company and State Street Bank and Trust Company, as Rights Agent, filed as an exhibit to Raytheon Company's Registration Statement on Form 8-A, File No. 1-13699, is hereby incorporated by reference.

      5. Amendment to Rights Agreement dated as of May 15, 2001 between Raytheon Company and State Street Bank and Trust Company, as Rights Agent, filed as an exhibit to Raytheon Company's Annual Report on Form 10-K for the year ended December 31, 2001, is hereby incorporated by reference.

      6. Agreement of Substitution and Amendment of Rights Agreement dated as of March 5, 2002 between Raytheon Company and American Stock Transfer & Trust Company, as Rights Agent, filed as an exhibit to Raytheon Company's Annual Report on Form 10-K for the year ended December 31, 2001, is hereby incorporated by reference.

      7. Third Amendment to Rights Agreement dated as of April 5, 2002 between Raytheon Company and American Stock Transfer & Trust Company, as Rights Agent, filed as an exhibit to Raytheon Company's Registration Statement on Form S-3, File No. 333-85648, is hereby incorporated by reference.